EXHIBIT 2.3

FUNDRISE GROWTH eREIT II, LLC

Amended and Restated Limited Liability Company Agreement

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7.	Shareholders’ Voting Powers and Meetings		9
	7.1.	Voting Powers	9
	7.2.	Meetings	9
	7.3.	Record Dates	9
	7.4.	Quorum and Required Vote	9
	7.5.	Action by Written Consent	9
	7.6.	Classes	10

8.	Miscellaneous		10
	8.1.	Non-Recognition of Certain Transfers	10
	8.2.	Withdrawal	10
	8.3.	Dissolution	10
	8.4.	Amendment	10
	8.5.	Term	10
	8.6.	Information Rights	10
	8.7.	Confidentiality	11
	8.8.	Other Activities of Shareholders	11
	8.9.	Applicable Law	11
	8.10.	Jurisdiction and Venue	11
	8.11.	Notices and Reports	12
	8.12.	Severability	12
	8.13.	Entire Agreement	12
	8.14.	Titles	12
	8.15.	Counterparts	12

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FUNDRISE GROWTH eREIT II, LLC

Amended and Restated Limited Liability Company Agreement

1.            Recitals and Definitions

1.1.       Recitals. This Amended and Restated Limited Liability Company Agreement (as amended or restated from time to time, this “Agreement”), entered into as of December 30, 2015, by Fundrise Advisors, LLC (together with its successors as manager hereunder, the “Manager”), to establish a limited liability company (the “Company”) pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).

1.2.       Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

“Act” – See Section 1.1.

“Agreement” – See Section 1.1.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Washington, D.C. are authorized or required by law, regulation or executive order to close.

“Certificate” – See Section 2.1.

“Class” – See Section 4.1.

“Code” – See Section 3.1(k).

“Company” – See Section 1.1.

“Common Shareholder” – See Section 2.4.

“Common Shares” – See Section 4.6.

“Entity” means any corporation, trust, limited liability company, partnership, association or other entity.

“ERISA” – See Section 4.7.

“Manager” – See Section 1.1.

“Person” means a natural person or any Entity.

“Preferred Shares” – See Section 4.6.

“REIT” – See Section 3.1 (k).

“Shareholders” – See Section 4.1.

“Shares” – See Section 4.1.

2.            Name and Purpose

2.1.       Organization. The Company has been formed by the filing of its Certificate of Formation (as amended and/or restated from time to time, the “Certificate”) with the Delaware Secretary of State pursuant to the Act. The Certificate may be restated by the Manager as provided in the Act or amended by the Manager to change the address of the registered office of the Company in Delaware and the name and address of its registered resident agent in Delaware or to make corrections or changes permitted or required by the Act. The Manager shall deliver a copy of the Certificate and any amendment thereto to any Shareholder who so requests.

2.2.       Name. The Company shall be known as “Fundrise Growth eREIT II, LLC” and the Manager shall conduct the business of the Company under that name or any other name or names as the Manager may from time to time determine.

2.3.       Purpose. The purpose of the Company shall be, directly or indirectly, through affiliated or unaffiliated entities, to invest in, operate, manage, lease, develop, reposition, finance, and sell real estate and real estate-related assets, and to conduct such other business as authorized by the Manager.

2.4.       Principal Business Office, Registered Office and Registered Agent. The principal business office of the Company shall be located at 1519 Connecticut Avenue NW, Suite 200, Washington, D.C. 20036. The principal business office of the Company may be changed from time to time by the Manager. The Manager shall promptly give notice to each holder (a “Common Shareholder”) of a Common Share of any change in such principal business office. The registered office of the Company in the State of Delaware shall be c/o 1521 Concord Pike #301, City of Wilmington, Zip Code 19803. The registered agent for service of process on the Company pursuant to the Act shall be United States Corporation Agents, Inc. The registered agent and registered office of the Company may be changed by the Manager from time to time.

2.5.       Qualification in Other Jurisdictions. The Manager may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

2.6.       Powers. In furtherance of its purposes, subject to all of the provisions of this Agreement, the Company shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

3.            Management

3.1.       Management by Manager. The Manager shall have exclusive management and control of the business and assets of the Company in conformity with the provisions of this Agreement. Except as otherwise provided in this Agreement, the Manager shall have all power and authority with respect to the operations and business of the Company which may be conferred on a manager of a limited liability company under the Act, and shall generally have the same authority with respect to the management of the business of the Company as a board of directors does with respect to a corporation under Delaware law. Without limiting the foregoing, the Manager shall have the following power and authority, all without the need for any approval by the Shareholders, unless otherwise specifically provided herein:

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(a)       Appointment of Officers and Agents. To appoint such officers and agents of the Company as the Manager may deem appropriate and to delegate to such officers and agents such powers, functions, and duties as the Manager may deem desirable or appropriate, including without limitation the power and authority to act in the name of the Company;

(b)       Establish and Issue Shares. To establish, create and issue Shares in accordance with Section 4.1;

(c)       Admit Shareholders. To admit new Shareholders to the Company, upon such terms as the Manager may deem appropriate, subject to the other terms of this Agreement;

(d)       Distributions. To determine the amount and timing of, and to pay distributions with respect to any one or more Classes of Shares, subject to the other terms of this Agreement and such limitations as to which the Manager may agree with the holders of any Shares;

(e)       Acquisition of Assets. To cause the Company to, directly or indirectly, purchase or otherwise acquire any assets of any Person for cash, Shares, or any other type of consideration;

(f)       Disposition and Pledge of Assets. To cause the Company to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Company for cash, Shares or any other type of property or consideration, subject to Section 5.1;

(g)       Compromise. To compromise, arbitrate or otherwise adjust claims in favor of or against the Company or any matter in controversy, including but not limited to claims against any Shareholder for contributions due to the Company and claims for taxes;

(h)       Subsidiaries. To establish one or more subsidiaries and enter into any agreements relating to any other Entities, including joint ventures, and to exercise all rights of the Company with respect to any such Entities;

(i)       Borrowing, Guarantees and Security. To cause the Company to borrow funds, endorse or guarantee the payment of any notes or other obligations of any Person, make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof, and mortgage and pledge the property of the Company or any part thereof to secure any of or all such obligations;

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(j)       Insurance. To cause the Company to purchase and pay for entirely out of the property of the Company such insurance as the Manager may deem necessary or appropriate for the conduct of the business, including, without limitation, insurance policies insuring the assets of the Company;

(k)       Consent Dividends. If the Manager intends that the Company qualify as a real estate investment trust (a “REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended from time to time, together with any successor statute thereto and the regulations promulgated thereunder (the “Code”), to exercise any rights of the Company to require Shareholders to take actions that result in consent dividends within the meaning of Section 565 of the Code, to the extent necessary or appropriate to maintain the status of the Company as a REIT and avoid the imposition of any federal income or excise tax;

(l)       Taxes. To make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate, including, without limitation, an election to be treated as a REIT or to revoke such status; and

(m)    Payment. To pay or cause to be paid out of assets of the Company all expenses, fees, charges, taxes and liabilities incurred by or on behalf of the Company, including, without limitation, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the formation of the Company, any issuance of Shares, the business activities and operations of the Company, and the dissolution and liquidation of the Company.

3.2.       Reliance by Third Parties. Any contract, instrument or act of the Manager on behalf of the Company shall be conclusive evidence in favor of any third party dealing with the Company that the Manager has the authority, power, and right to execute and deliver such contract or instrument and to take such action on behalf of the Company. This Section 3.2 shall not be deemed to limit the liabilities and obligations of the Manager as set forth in this Agreement.

3.3.       Authority of Shareholders. Unless specifically authorized by the Manager, no Shareholder, in its capacity as such, shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Shareholder.

3.4.       Qualification as REIT. The Manager is authorized to determine whether to have the Company elect to qualify as a REIT, and, if such an election is made, to conduct the business of the Company in such manner as is necessary to cause the Company to qualify as a REIT and maintain such qualification until such time as the Manager determines, in its sole and absolute discretion, that it is no longer in the interest of the Common Shareholders to do so.

3.5.       Resignation of the Manager. The Manager may resign as a Manager by written instrument signed by the resigning Manager and delivered to the Common Shareholders. Any such resignation shall take effect upon such delivery or upon such later date as is specified in such instrument.

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3.6.       Removal of the Manager. The Common Shareholders shall have the power to remove a Manager for “cause” upon the affirmative vote or consent of the holders of two-thirds (2/3) of the then issued and outstanding Common Shares. If the Manager resigns, is removed or otherwise ceases to be the Manager of the Company, the Common Shareholders shall have the power to elect a replacement Manager upon the affirmative vote or consent of the holders of a majority of the then issued and outstanding Common Shares. For purposes of this Section 3.6, “cause” is defined as:

(a)       a Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

(b)       a Manager committing fraud against the Company, misappropriating or embezzling Company funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of a Manager or one of its affiliates and such Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of such Manager’s actual knowledge of its commission or omission, then such Manager may not be removed; or

(c)       the dissolution of a Manager.

Unsatisfactory financial performance does not constitute “cause” under this Agreement.

4.            Shares of Beneficial Interest

4.1.       Number and Classes of Shares. The membership interests in the Company shall be divided into transferable shares (“Shares”) of membership interest. Shares may be divided into classes (each a “Class”) having such different distribution, liquidation, voting and other rights as the Manager may specify in one or more amendments to this Agreement. Unless otherwise specified in an amendment to this Agreement that establishes a Class, no approval shall be required from the holders (“Shareholders”) of the Shares of any Class for the creation, establishment or issuance of Shares of any other Class, whether by amendment to this Agreement or otherwise. Each Shareholder shall be a member of the Company for purposes of the Act. A Person shall be admitted as a Shareholder upon its execution of an instrument satisfactory to the Company signifying its agreement to be bound by this Agreement and the acceptance of such agreement on behalf of the Company. Each Share of the same Class shall be entitled to the same rights as each other Share of that Class. Subject to the limitations provided in this Agreement and such further limitations as the Manager may adopt in connection with the creation of Classes of Shares and the issuance thereof, (i) the Company may establish as many Classes of Shares as the Manager may determine, (ii) the Company may issue such number of Shares of any Class as the Manager may determine, (iii) Shares of any Class may have such rights, preferences, terms and conditions as the Manager may determine, including without limitation, rights to convert Shares of one Class into Shares of another Class, (iv) Shares may be issued for such consideration (or for no consideration if pursuant to a Share distribution or split-up or like transaction) as the Manager may deem advisable, including cash, property, past or future services, or obligations for future payment, and (v) the Manager may classify or reclassify any unissued Shares or any Shares previously issued and reacquired into Shares of a different Class. The Company may hold reacquired Shares as treasury shares and reissue treasury shares for such consideration and on such terms as it may determine, or cancel any reacquired Shares.

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4.2.       Equality. Each Share of a particular Class shall be equal to each other Share of that Class. The Manager may from time to time divide or combine the Shares of any particular Class into a greater or lesser number of Shares of that Class without thereby changing the proportionate beneficial interest in the assets belonging to that Class or in any way affecting the rights of Shares of that Class.

4.3.       Fractional Shares. Any fractional Share of any Class shall carry a proportionate part of all the rights and obligations of a whole Share of that Class, including rights and obligations with respect to voting, receipt of distributions, and liquidation of the Company.

4.4.       No Preemptive or Appraisal Rights. Except as the Manager may otherwise agree with respect to any specified Shares or Shares held by any one or more specified Shareholders or Classes, no Shareholder shall have any preemptive or other right to subscribe to any additional Shares or other securities issued by the Company and shall have no right of appraisal with respect to such Shareholder’s Shares if the Company takes any action as to which such Shareholder dissents.

4.5.       Records of Shares. The Company shall keep books in which shall be recorded the number of Shares standing to the credit of each Shareholder. Separate record books shall be maintained for each Class of Shares. No certificates certifying the ownership of the Shares need be issued except as the Manager may otherwise determine from time to time. The Manager may make such rules as it may consider appropriate for the issuance of Share certificates, the use of facsimile signatures, the transfer of Shares and similar matters. The record books of the Company as kept by the Company, the Manager or any transfer or similar agent, as the case may be, shall be conclusive, in the absence of manifest error, as to who are the holders of Shares and as to the number of Shares of any Class held from time to time by each owner of Shares.

4.6.       Authorization of Common Shares and Preferred Shares. The Shares shall initially be divided into two Classes, “Common Shares” and “Preferred Shares,” each with such rights, preferences, terms and conditions as are specified herein.

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4.7.       Transferability. Subject to the restrictions on transfer contained in this Section 4.7, in any subscription agreement or in any other agreement between the Company and the Shareholders related to the transferability of Shares, the Shares shall be freely transferable. Unless otherwise approved by the Manager in its sole and absolute discretion, any purported or intended transfer of Shares shall not be permitted and shall be void ab initio, and the intended transferee shall acquire no rights in such Shares, if such Transfer would be reasonably likely to have any of the following effects as determined by the Manager in its good faith discretion: (i) cause the Company to violate (or fail to qualify from any exemption with respect to) any applicable federal, state or foreign securities laws, or (ii) cause the Company to fail to qualify as a REIT, if the Manager has made an election to have the Company so qualify. If the Shares are certificated, then the Shares shall be transferable or assignable only on the books and records of the Company by the holder in person or by attorney upon surrender to the Company or its transfer agent or registrar of the certificate theretofore properly endorsed, or, if sought to be transferred by attorney, accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signatures as the Company or its transfer agent or registrar may reasonably require. As a condition precedent to any Transfer, the transferee shall be required to sign a joinder to this Agreement (in such form as the Manager reasonably requires) evidencing the transferee’s agreement to be bound by the terms and conditions of this Agreement in respect of the Shares being assigned.

4.8.       Record Holders. Except as may otherwise be required by law or by this Agreement, the Company shall be entitled to treat the record holder of Shares as shown on its books as the owner of such Shares for all purposes, including any payment of distributions and the right to vote with respect thereto, if any, regardless of any transfer, pledge or other disposition of such Shares, until the Shares have been transferred on the books of the Company in accordance with the requirements of this Agreement.

4.9.       Addresses of Shareholders. It shall be the duty of a Shareholder to notify the Company of his or her postal address, phone number, and e-mail address, as well as any changes thereto.

5.          Common Shares

5.1.       Voting Rights. Except as provided below in this Section 5.1, no Common Shareholder shall have any voting rights. The following acts shall require the affirmative vote or consent of the holders of a majority of the then issued and outstanding Common Shares and, other than those acts described in Sections 5.1(a) and 5.1(b), the Manager:

(a)       the removal of a Manager and the appointment of a replacement Manager pursuant to Section 3.6; and

(b)       the amendment of this Agreement pursuant to Section 8.4.

5.2.       Distributions. Except as otherwise provided in this Agreement, distributions on Common Shares may be paid to the Common Shareholders out of the assets of the Company with such frequency as the Manager may determine. All distributions on Common Shares shall be distributed pro rata to the Common Shareholders in proportion to the number of Common Shares held by such holders at the date and time of record established for the payment of such distributions. Such distributions may be made in cash, property or Shares or a combination thereof as determined by the Manager so long as each Common Shareholder receives a pro rata portion of each type of distribution.

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5.3.       Liquidation. Except as otherwise provided in this Agreement, in the event of the liquidation or dissolution of the Company, the Common Shareholders shall be entitled to receive, when and as declared by the Manager, distributions in the amount of the excess of the assets of the Company over the liabilities of the Company and any liquidation preference to which the holders of Preferred Shares may be entitled. The assets so distributable to the Common Shareholders shall be distributed pro rata among the Common Shareholders in proportion to the number of Common Shares held by them.

5.4.       Additional Capital Contributions. Any additional payments by or on behalf of a Common Shareholder to the Company shall be treated as an additional capital contribution of such Common Shareholder in respect of its Common Shares, except as otherwise designated by the Manager and such Common Shareholder.

5.5.       Personal Conduct Repurchase Option.

(a)       In the event that a Common Shareholder fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon the Company, as determined by the Manager in its sole, but good faith, discretion, the Manager may elect, at its sole discretion, to cause the Company to repurchase all, but not less than all, of the Common Shares held by such Common Shareholder.

(b)       In the event that the Manager elects to cause the Company to repurchase any Common Shares pursuant to this Section 5.5, the Company shall, within fifteen (15) business days of Manager’s election, send written notice to the applicable Common Shareholder stating that the Company is exercising its right to repurchase such Common Shares pursuant to Section 5.5 of this Agreement.

(c)       In connection with any repurchase by the Company of Common Shares pursuant to this Section 5.5, the purchase price paid to the applicable Common Shareholder shall be equal to $10.00 per Common Share until March 31, 2018, and equal to the net asset value (NAV) per share value thereafter. Any purchase price paid pursuant to this Section 5.5 shall be delivered to the applicable Common Shareholder within 15 business days after the notice specified in Section 5.5(b) above is delivered to the such Common Shareholder.

6.           Future Issuance of Preferred Shares

6.1.       Future Issuance of Preferred Shares. In connection with the Company’s qualification as a REIT for federal income tax purposes, if the Manager elects to have the Company qualify as a REIT, the Company may establish and issue a series of Preferred Shares upon such terms and conditions, and with such rights and preferences, as the Manager may determine. The Manager is authorized to unilaterally amend or restate this Agreement to set forth such terms, conditions, rights and preferences.

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7.          Shareholders’ Voting Powers and Meetings

7.1.       Voting Powers. The holders of the Shares outstanding shall have the power to vote only with respect to such matters, if any, as may be required by this Agreement or the requirements of applicable regulatory agencies, if any. Shares outstanding may be voted in person or by proxy. A proxy with respect to Shares outstanding, held in the name of two or more Persons, shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

7.2.       Meetings. No annual or regular meeting of Shareholders is required. Special meetings of Shareholders may be called by the Manager or any Shareholder or Shareholders owning at least thirty percent (30%) of the Common Shares from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders as herein provided or upon any other matter deemed by the Manager to be necessary or desirable. Written notice of any meeting of Shareholders shall be given or caused to be given by the Manager in any form and at any time before the meeting as the Manager deems appropriate. Any Shareholder may prospectively or retroactively waive the receipt of notice of a meeting.

7.3.       Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Manager may from time to time close the transfer books for such period, not exceeding thirty (30) days (except at or in connection with the dissolution of the Company), as the Manager may determine; or without closing the transfer books the Manager may fix a date and time not more than ninety (90) days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though he or she has since that date and time disposed of his Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

7.4.       Quorum and Required Vote. The holders of a majority of the Shares entitled to vote on any matter shall be a quorum for the transaction of business at a Shareholders’ meeting, but twenty-five percent (25%) shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. A majority of the Shares entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of this Agreement.

7.5.       Action by Written Consent. Any action taken by Shareholders may be taken without a meeting if the holders of a two-thirds (2/3) of Shares entitled to vote thereon (or such larger proportion thereof as shall be required by any express provision of this Agreement) consent to the action in writing. Such written consents shall be filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders and shall bind all Shareholders and their successors or assigns.

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7.6.       Classes. The references in this Article 7 to meetings, quorum, voting and actions by written consent (and any related matters) of Shareholders shall be understood to apply separately to individual Classes of Shareholders where the context requires.

8.            Miscellaneous

8.1.       Non-Recognition of Certain Transfers. Any transfer or assignment of any interest in the Company not permitted by this Agreement shall be ineffective and shall not be recognized by the Manager or the Company.

8.2.       Withdrawal. Except as otherwise provided in this Agreement, no Shareholder shall be entitled to withdraw from the Company and no Shareholder shall be entitled to the return of such Shareholder’s capital or any other payment upon withdrawal under Section 18-604 of the Act or otherwise.

8.3.       Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a)       an election by the Manager to dissolve the Company that is approved by the holders of a majority of the then issued and outstanding Common Shares; or

(b)       the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Shareholders shall not have the right to dissolve the Company without the consent of the Manager. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of Delaware.

8.4.       Amendment. Except as otherwise provided in this Agreement, this Agreement may be amended from time to time by the Manager in its sole discretion; provided, however, that such amendment shall also require the affirmative vote or consent of the Manager and the holders of a majority of the then issued and outstanding Common Shares if such amendment (i) affects the Shareholders disproportionately or (ii) materially and adversely affects the rights of the Shareholders.

8.5.       Term. Unless dissolved as provided herein, the Company shall continue without limitation of time.

8.6.       Information Rights. Notwithstanding anything contrary in this Agreement, to the fullest extent permitted by Section 18-305(c) and (g) of the Act, the Manager shall have the right to withhold any requested information and keep confidential from the Shareholders, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets (including, financial information and the like which is proprietary in nature and non-public) or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

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8.7.       Confidentiality. Except as provided below in this Section 8.7, each Shareholder agrees, at all times during the term of the Company and thereafter and whether or not at that time it is a Shareholder, to maintain the confidentiality of, and not to disclose to any Person other than the Company, another Shareholder or a Person designated by the Company, any information that is not generally known to the public relating to the identity of any Shareholder or the business, investments, assets, financial structure, financial position or results of operations or affairs of the Company. Each Shareholder may deliver or disclose confidential information to (i) its directors, officers, members, employees, agents, attorneys, affiliates and its financial, tax and other professional advisors (to the extent such Persons agree to comply with the terms of this Section 8.7), (ii) any regulatory or self-regulatory authority having jurisdiction over a Shareholder or (iii) any other Person to which such delivery or disclosure is required by law or legal process applicable to a Shareholder.

8.8.       Other Activities of Shareholders. Neither this Agreement, nor any activity undertaken on behalf of the Company, shall prevent any of the Shareholders or any of the affiliates of the Shareholders, or any Person owning any direct or indirect interest in a Shareholder, individually or jointly with others, from engaging in any other activities or businesses or from making investments, whether or not those activities, businesses or investments are similar in nature to, or may be competitive with, the business of the Company. Neither the Shareholders nor their affiliates shall have any obligation to account to the Company or to one another for any profits or other benefits derived from other activities, businesses or investments. The Shareholders and their respective affiliates shall not be obligated to present to the Company or each other any particular investment opportunity, regardless of whether such opportunity was presented to the Company or any of them, and the Shareholders or their affiliates shall have the right to take for their own accounts, or to recommend to others, any such investment opportunity.

8.9.       Applicable Law. This Agreement shall be construed and enforced in accordance with the Act and any other applicable laws of the State of Delaware without regard to its conflict of laws principles. In the event of any conflict between any provision of this Agreement and any waivable provision of the Act, the provision of this Agreement shall control.

8.10.       Jurisdiction and Venue. Any action or other legal proceeding brought under this Agreement will be subject to the jurisdiction of any court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware. Each of the Shareholders consents to the jurisdiction of Delaware for actions or legal proceedings brought by any other Shareholder or the Company and waives any objection which it may have to the laying of the venue of such suit, action or proceeding in any of such courts.

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8.11.       Notices and Reports. Notices, reports and other information required to be given or furnished by the Manager may be by actual delivery, by mailing by first class mail, postage prepaid, to the most recent address known, to the Person or Persons entitled to receive such notice, report or other information or by means of electronic delivery, including posting on a web site and providing access and notice of availability. The date of such actual delivery or of such mailing, as the case may be, for all purposes hereunder, shall be deemed to be the date as of which such notice, report or other information was given or furnished. Each Shareholder hereby consents to the delivery of all notices, reports and other information by posting to a website or by other electronic means.

8.12.       Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

8.13.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all prior understandings or agreements between the parties.

8.14.       Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

8.15.       Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

[Signature Pages Follow]

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This Amended and Restated Limited Liability Company Agreement of Fundrise Growth eREIT II, LLC is executed by the undersigned parties as of the date first stated above.

Sole Manager:

Fundrise Advisors, LLC

By:	/s/ Benjamin S. Miller
Name:	Benjamin S. Miller
Title:	Chief Executive Officer

Shareholders:

See Signature Pages attached hereto

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Common Shareholder’s Signature Page to

FUNDRISE GROWTH eREIT II, LLC

As of December 30, 2015

The undersigned, desiring to become the holder of 500 Common Shares of Fundrise Growth eREIT II, LLC (the “Company”), being the entirety of the currently issued and outstanding Common Shares in the Company, hereby agrees to accept such Common Shares, becomes a party to the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of the Company dated as of December 30, 2015, as a Common Shareholder thereunder, and agrees to be bound thereby. Capitalized terms used in this signature page are used with the meanings specified in the Agreement. The undersigned agrees that this signature page may be attached to any counterpart copy of the Agreement.

The undersigned Common Shareholder shall make contributions to the capital of the Company from time to time in amounts agreed to by the undersigned and the Manager of the Company.

RISE COMPANIES CORP.

By:	/s/ Benjamin Miller
Name	Benjamin Miller
Title:	Chief Executive Officer

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Acceptance and Confirmation

The undersigned as Manager of the Company and on the Company’s behalf hereby accepts the foregoing Common Shareholder’s Signature Page dated as of December 30, 2015, and hereby confirms (i) issuance to Rise Companies Corp. of 500 Common Shares in the Company (being the entirety of the currently issued and outstanding Common Shares in the Company as of December 30, 2015), and (ii) admission of Rise Companies Corp. as Common Shareholder of the Company.

FUNDRISE ADVISORS, LLC

By:	/s/ Benjamin Miller
Name:	Benjamin Miller
Title:	Chief Executive Officer

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